As filed with the Securities and Exchange Commission on June 13, 2024	Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form F-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

AGNICO EAGLE MINES LIMITED

(Exact name of Registrant as specified in its charter)

Ontario, Canada	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

145 King Street East, Suite 400

Toronto, ON, Canada

M5C 2Y7

(416) 947-1212

(Address and telephone number of Registrant’s principal executive offices)

Davies Ward Phillips & Vineberg LLP

900 Third Avenue

24th Floor

New York, NY U.S.A. 10022

(212) 588-5500

(Name, address and telephone number of agent for service)

Copies to:

Ammar Al-Joundi Agnico Eagle Mines Limited 145 King Street East, Suite 400 Toronto, ON, Canada M5C 2Y7 (416) 947-1212	Patricia Olasker Davies Ward Phillips & Vineberg LLP 155 Wellington Street West Toronto, ON, Canada M5V 3J7 (416) 863-0900

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

AGNICO EAGLE MINES LIMITED

COMMON SHARES

DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

This prospectus covers 6,000,000 common shares, without par value (“Common Shares”), of Agnico Eagle Mines Limited (the “Company”, “we” or “us”) that may be purchased under our dividend reinvestment and share purchase plan (the “Plan”). The Plan provides holders of our Common Shares with a simple and convenient method of investing cash dividends declared on our Common Shares in additional Common Shares and, separately, making additional cash purchases of Common Shares.

Under the Plan, holders of our Common Shares resident in Canada, the United States and elsewhere may opt to have all cash dividends declared on their Common Shares in the Plan reinvested in additional Common Shares and may make additional cash purchases of Common Shares. Because all Common Shares issued under the Plan will be issued by the Company, there will be no brokerage commissions or service charges. The purchase price of the Common Shares acquired through the Plan with reinvested dividends will be 95% of the weighted average purchase price for a board lot (100 shares) of the Common Shares on the Toronto Stock Exchange (the “TSX”) for a period of 20 trading days on which at least a board lot was traded immediately preceding a dividend payment date (the “Average Market Price”). The purchase price of Common Shares purchased with optional cash payments will be 100% of the Average Market Price. As dividends will be denominated in United States dollars, the Average Market Price will be converted to United States dollars using the indicative daily exchange rate reported by the Bank of Canada on the dividend payment date. For optional cash payments received in United States dollars, the Average Market Price will be converted to United States dollars at the indicative daily exchange rate reported by the Bank of Canada on the dividend payment date. Our Common Shares are listed on both the TSX and the New York Stock Exchange (the “NYSE”) under the symbol “AEM”. On June 12, 2024, the closing price for our Common Shares on the TSX was C$90.09 and the closing price for our Common Shares on the NYSE was US$65.64.

We currently pay quarterly dividends on our Common Shares. The rate at which we pay dividends takes into account all factors that our board of directors considers relevant from the perspective of the Company, including our available cash flow, financial condition and capital requirements. While we currently expect to pay dividends on a quarterly basis, any decision to declare dividends is at the discretion of our board.

We cannot estimate anticipated proceeds from the further sale of Common Shares under the Plan, which will depend on the market price of the Common Shares, the extent of shareholder participation in the Plan and other factors. We will not pay underwriting commissions in connection with the Plan.

The Plan was initially effective for dividends declared after June 30, 1999, and was amended on July 27, 2011, July 25, 2012, August 20, 2013 and September 29, 2020.

Investing in our Common Shares involves risks. See “Risk Factors” and “Forward-Looking Statements” on pages 4 and 5 of this prospectus for a discussion of certain factors relevant to an investment in our Common Shares.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

When used in this prospectus, the terms "including", "includes" and "such as" mean including, includes and such as, in each case, without limitation.

The date of this prospectus is June 13, 2024.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) and, accordingly, we file reports with and furnish other information to the Securities and Exchange Commission (the “SEC”). Under a multijurisdictional disclosure system adopted by the United States, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. For example, the Company is exempt from the rules under Section 14 of the Exchange Act prescribing the furnishing and content of proxy statements, and the Company’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The SEC’s Electronic Data Gathering and Retrieval (“EDGAR”) system at www.sec.gov contains reports and other information about us and all public documents that we file electronically with the SEC. Our Internet address is www.agnicoeagle.com. The information contained on our website (or any other website referred to herein) is not part of this prospectus.

We are also a reporting issuer in each of the provinces and territories of Canada and are required to file through the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval (“SEDAR+”), the Canadian equivalent of the SEC’s EDGAR system, at www.sedarplus.ca, periodic reports, including audited annual financial statements and unaudited quarterly financial statements, material change reports and management proxy circulars and related materials for annual and special meetings of our shareholders. In addition, substantially all of the disclosure materials that we file with the SEC are also available on SEDAR+.

We have filed with the SEC under the U.S. Securities Act of 1933, as amended (the “Securities Act”), a registration statement on Form F-3 relating to our dividend reinvestment and share purchase plan of which this prospectus is a part. This prospectus does not contain all of the information set forth in such registration statement, and you should refer to the registration statement and its exhibits to read that information. For further information about us and our Common Shares, you are encouraged to refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the provisions of documents filed as exhibits are not necessarily complete, and in each instance reference is made to the copy so filed that is included as an exhibit to the registration statement, and each such statement in this prospectus is qualified in all respects by such reference.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain documents that we file with or furnish to the SEC. This means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. References to this prospectus, unless otherwise stated, include the documents incorporated by reference herein. The following documents, which we have filed with or furnished to the SEC are specifically incorporated by reference into this prospectus:

1.	Our Annual Report on Form 40-F for the fiscal year ended December 31, 2023 filed with the SEC on March 25, 2024 (the “2023 Annual Report”).

2.	Our Management Information Circular, dated March 22, 2024, relating to the annual and special meeting of our shareholders held on April 26, 2024, attached as Exhibit 99.1 to Form 6-K furnished to the SEC on March 26, 2024.

3.	Our First Quarter Report 2024 for the three months ended March 31, 2024, attached as Exhibit 99.1 to Form 6-K furnished to the SEC on April 25, 2024.

All subsequent annual reports on Form 40-F filed by us pursuant to the Exchange Act prior to the termination of this offering will be incorporated by reference into this prospectus as of the date of the filing of such annual reports. In addition, we may incorporate by reference into this prospectus subsequent reports on Form 6-K that we furnish to the SEC prior to the termination of this offering to the extent we expressly provide therein.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or therein or in any other later filed document that also is incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified shall not be deemed, except as so modified, to constitute a part of this prospectus. Any such statement so superseded shall be deemed not to constitute a part of this prospectus.

You may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents unless delivery of the exhibits is specifically requested. Requests should be directed to our principal executive offices, Attention: Investor Relations, 145 King Street East, Suite 400, Toronto, Ontario, Canada M5C 2Y7, Telephone Number: 416-947-1212. Additionally, copies of such documents may be accessed through the “Investor Relations – Financial Information – Investor Centre” section of our website at www.agnicoeagle.com.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES IN THE UNITED STATES

We are incorporated under the laws of the Province of Ontario, Canada. The majority of the Company’s directors and officers and the experts named in this prospectus and the documents incorporated by reference herein are residents of Canada. Also, almost all of the Company’s assets and the assets of these persons are located outside of the United States. We have appointed an agent for service of process in the United States, but it may be difficult for holders of Common Shares who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. As a result, it may be difficult for shareholders to initiate a lawsuit within the United States against these non-United States residents, or to enforce judgments in the United States against the Company or these persons that are obtained in a United States court. The Company’s Canadian counsel has advised the Company that a monetary judgment of a U.S. court predicated solely upon the civil liability provisions of U.S. federal securities laws would likely be enforceable in Canada if the U.S. court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. The Company cannot provide assurance that this will be the case. It is less certain that an action could be brought in Canada in the first instance on the basis of liability predicated solely upon the civil liability provisions of U.S. federal securities laws. It may also be difficult for shareholders who reside in the U.S. to realize in the U.S. upon judgments of courts of the U.S. predicated upon the Company's civil liability and the civil liability of the Company's directors and officers and experts under U.S. federal securities laws.

RISK FACTORS

Before you decide to participate in the Plan and invest in our Common Shares, you should be aware of the following material risks in making such an investment. You should consider carefully these risk factors together with all risk factors and information included or incorporated by reference in this prospectus, including the risk factors set forth in our 2023 Annual Report, before you decide to participate in the Plan and purchase Common Shares. In addition, you should consult your own financial and legal advisors before making an investment.

Risks Related to Our Common Shares

Holders of Common Shares are entitled to receive dividends if, as and when declared by our board of directors out of funds legally available for such payments. Our board of directors may determine at any time to decrease or discontinue the payment of dividends by the Company. The Business Corporations Act (Ontario) provides that a corporation may not declare or pay a dividend if there are reasonable grounds for believing that the corporation is, or would be after the payment of the dividend, unable to pay its liabilities as they become due or the realizable value of its assets would thereby be less than the aggregate of its liabilities and stated capital of all classes of shares of its capital.

Risks Related to the Plan

You will not know the price of the Common Shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

The price of our Common Shares may fluctuate between the time you decide to purchase Common Shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision, but you may be unable to revoke your instructions once they are given.

Under the Plan, we reserve the right to amend, suspend or terminate the Plan at any time. We will send written notice to participants of any material amendment, suspension or termination. Any amendment of the Plan which materially affects the rights of participants in the Plan will be subject to the prior approval of the TSX. If the Plan is terminated, the plan agent will remit to participants certificates registered in their name for whole Common Shares, together with the proceeds from the sale of any fractions of Common Shares. If the Plan is suspended, subsequent dividends on Common Shares will be paid in cash and optional cash payments that have not been used to acquire Common Shares as of the effective date of the suspension will be repaid to the Plan participant.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, the Company’s plans, objectives, expectations, estimates, beliefs, strategies and intentions and can generally be identified by the use of words such as “aim", "anticipate", "believe", "budget", "can", "could", "estimate", "expect", "forecast", "future", "intend", "likely", "may", "might", "plan", "possible", "potential”, “project”, “schedule”, “should”, “target”, “will”, “would” or other variations of these terms or similar words. Forward-looking statements in this prospectus and in the documents incorporated by reference herein include statements regarding:

•	the Company's outlook for 2024 and future periods, including estimates of or anticipated metal production, ore grades, ore tonnage, recovery rates, project timelines, drilling results, life of mine, total cash costs per ounce, all-in sustaining costs per ounce, minesite costs per tonne, other expenses and cash flows;

•	statements regarding future earnings and the sensitivity of earnings to gold and other metal prices;

•	anticipated levels or trends for prices of gold and by-product metals mined by the Company or for exchange rates between currencies in which capital is raised, revenue is generated or expenses are incurred by the Company;

•	estimates of future capital expenditures, exploration expenditures, development expenditures and other cash needs, and expectations as to the funding thereof;

•	estimated timing and conclusions of studies, analyses and evaluations undertaken by the Company or others;

•	statements regarding the projected exploration, development and exploitation of ore deposits, including estimates of the timing of such exploration, development and production or decisions with respect thereto;

•	estimates of mineral reserves and mineral resources and their sensitivities to gold prices and other factors, ore grades and mineral recoveries and statements regarding anticipated future exploration results;

•	anticipated timing of events at the Company’s mines, mine development projects and exploration projects;

•	methods by which ore will be extracted or processed;

•	estimates of future costs and other liabilities for environmental remediation;

•	statements concerning life of mine estimates, expansion projects, recovery rates, mill throughput, optimization and projected exploration, including costs and other estimates upon which such projections are based;

•	statements regarding the Company's ability to obtain the necessary permits and authorizations in connection with its proposed or current exploration, development and mining operations and the anticipated timing thereof;

•	statements regarding the sufficiency of the Company's cash resources;

•	statements regarding anticipated legislation and regulations, including with respect to climate change, and estimates of their impact thereof on the Company;

•	other anticipated trends with respect to the Company’s capital resources and results of operations; and

•	statements regarding the impact of pandemics and other health emergencies, and measures taken to reduce the spread of such pandemics and other health emergencies on the Company’s future operations and business.

Forward-looking statements are necessarily based upon a number of factors and assumptions that, while considered reasonable by the Company as of the date of such statements, are inherently subject to significant business, economic and competitive uncertainties and contingencies. The material factors and assumptions used in the preparation of the forward-looking statements in this prospectus and in the documents incorporated by reference herein are based, and which may prove to be incorrect, include the assumptions set out in this prospectus and in the documents incorporated by reference herein, as well as: that there are no significant disruptions affecting the Company's operations, whether due to labour disruptions, supply disruptions, damage to equipment, natural or man-made occurrences, pandemics or other health emergencies, mining or milling issues, political changes, title issues, community protests, including by First Nations groups, or otherwise; that permitting, development, expansion and the ramp up of operations at each of the Company's mines, mine development projects and exploration projects proceed on a basis consistent with expectations and that the Company does not change its exploration or development plans relating to such projects; that the exchange rates between the Canadian dollar, Australian dollar, Euro, Mexican peso and the U.S. dollar will be approximately consistent with the Company's expectations; that prices for gold, silver, zinc and copper will be consistent with the Company's expectations; that prices for key mining and construction supplies, including labour costs, remain consistent with the Company's expectations; that production meets expectations; that the Company's current estimates of mineral reserves, mineral resources, mineral grades and mineral recoveries are accurate; that there are no material delays in the timing for completion of development projects; that seismic activity at the Company's operations at LaRonde, Goldex and other properties is as expected by the Company; that the Company's current plans to optimize production are successful; that there are no material variations in the current tax and regulatory environments that materially affect the Company; that governments, the Company or others do not take measures in response to pandemics or other health emergencies, or otherwise that, individually or in the aggregate, materially affect the Company's ability to operate its business; that measures taken in connection with pandemics do not affect productivity; that measures taken relating to, or other effects of, pandemics do not affect the Company's ability to obtain necessary supplies and deliver them to its minesites.

The forward-looking statements herein reflect the Company’s views as at the date hereof and involve known and unknown risks, uncertainties, assumptions and other factors which could cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the risk factors set out under “Risk Factors” in the 2023 Annual Report. Given these uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as otherwise required by law, the Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

CERTAIN MEASURES OF PERFORMANCE

This prospectus and the documents incorporated by reference herein disclose certain measures, including "adjusted net income", "adjusted net income per share", "earnings before interest, taxes, depreciation and amortization ("EBITDA")", "adjusted EBITDA", “free cash flow”, “free cash flow before changes in working capital”, "total cash costs per ounce" (on both a by-product and co-product basis), "minesite costs per tonne", "all-in sustaining costs per ounce" (also referred to as "AISC per ounce") (on both a by-product and co-product basis), "operating margin", "sustaining capital expenditures" and "development capital expenditures" that are not standardized measures under International Financial Reporting Standards (“IFRS”). These measures may not be comparable to similar measures reported by other gold producers. For a reconciliation of these measures to the most directly comparable financial information presented in the applicable financial statements prepared in accordance with IFRS, see Non-GAAP Financial Performance Measures in the applicable document.

Adjusted net income and adjusted net income per share are calculated by adjusting the net income as recorded in the condensed interim consolidated statements of income for the effects of certain items that the Company believes are not reflective of the Company's underlying performance for the reporting period. Adjusted net income is calculated by adjusting net income for items such as foreign currency translation gains or losses, realized and unrealized gains or losses on derivative financial instruments, revaluation gains, impairment loss charges and reversals, environmental remediation, severance and transaction costs related to acquisitions, purchase price allocations to inventory, gains or losses on the disposals of assets and income and mining taxes adjustments. Adjusted net income per share is calculated by dividing adjusted net income by the number of shares outstanding on a basic and diluted basis. The Company believes that these generally accepted industry measures are useful in that they allow for the evaluation of the results of continuing operations and in making comparisons between periods. Adjusted net income and adjusted net income per share are intended to provide investors with information about the Company's continuing income generating capabilities from its core mining business, excluding the above adjustments, which the Company believes are not reflective of operational performance. Management uses this measure to, and believes it is helpful to investors so they can, understand and monitor for the operating performance of the Company in conjunction with other data prepared in accordance with IFRS.

EBITDA is calculated by adjusting the net income as recorded in the condensed interim consolidated statements of income for finance costs, amortization of property, plant and mine development and income and mining tax expense line items as reported in the condensed interim consolidated statements of income. Adjusted EBITDA removes the effects of certain items that the Company believes are not reflective of the Company's underlying performance for the reporting period. Adjusted EBITDA is calculated by adjusting the EBITDA calculation for items such as foreign currency translation gains or losses, realized and unrealized gains or losses on derivative financial instruments, revaluation gains, impairment loss charges and reversals, environmental remediation, severance and transaction costs related to acquisitions, purchase price allocations to inventory and gains or losses on the disposals of assets. The Company believes that these generally accepted industry measures are useful in that they allow for the evaluation of the cash generating capability of the Company to fund its working capital, capital expenditure and debt repayments. EBITDA and Adjusted EBITDA are intended to provide investors with information about the Company's continuing cash generating capability from its core mining business, excluding the above adjustments, which management believes are not reflective of operational performance. Management uses these measures to, and believes it is helpful to investors so they can, understand and monitor for the cash generating capability of the Company in conjunction with other data prepared in accordance with IFRS.

Free cash flow is calculated by deducting additions to property, plant and mine development from the cash provided by operating activities line item as recorded in the condensed interim consolidated statements of cash flows. Free cash flow before changes in non-cash components of working capital is calculated by excluding items such as the effect of changes in non-cash components of working capital from free cash flow, which includes trade receivables, income taxes, inventory, other current assets, accounts payable and accrued liabilities and interest payable. The Company believes that these generally accepted industry measures are useful in that they allow for the evaluation of the Company’s ability to repay creditors and return cash to shareholders without relying on external sources of funding. Free cash flow and free cash flow before changes in non-cash components of working capital also provide investors with information about the Company’s financial position and its ability to generate cash to fund operational and capital requirements as well as return cash to shareholders. Management uses these measures in conjunction with other data prepared in accordance with IFRS to, and believes it is helpful to investors so they can, understand and monitor the cash generating ability of the Company.

Total cash costs per ounce of gold produced (also referred to as “total cash costs per ounce”) is reported on both a by-product basis (deducting by-product metal revenues from production costs) and co-product basis (without deducting by-product metal revenues). Total cash costs per ounce of gold produced on a by-product basis is calculated by adjusting production costs as recorded in the consolidated statements of (loss) income for by-product revenues, inventory production costs, the impact of purchase price allocation in connection with mergers and acquisitions on inventory accounting, realized gains and losses on hedges of production costs, operational care and maintenance costs due to COVID-19 and other adjustments, which include the costs associated with a 5% in-kind royalty paid in respect of certain portions of the Canadian Malartic complex, a 2% in-kind royalty paid in respect of the Detour Lake mine, a 1.5% in-kind royalty paid in respect of the Macassa mine, as well as smelting, refining and marketing charges and then dividing by the number of ounces of gold produced. Given the nature of the fair value adjustment on inventory related to mergers and acquisitions and the use of the total cash costs per ounce measures to reflect the cash generating capabilities of the Company’s operations, the calculations of total cash costs per ounce for the Detour Lake, Macassa and Fosterville mines have been adjusted for this purchase price allocation in the comparative period data and for the Canadian Malartic complex in year ended December 31, 2023. Investors should note that total cash costs per ounce are not reflective of all cash expenditures, as they do not include income tax payments, interest costs or dividend payments. Total cash costs per ounce of gold produced on a co-product basis is calculated in the same manner as the total cash costs per ounce of gold produced on a by-product basis, except that no adjustment is made for by-product metal revenues. Accordingly, the calculation of total cash costs per ounce of gold produced on a co-product basis does not reflect a reduction in production costs or smelting, refining and marketing charges associated with the production and sale of by-product metals.

Total cash costs per ounce is calculated on a per ounce of gold produced basis and is reported on both a by-product basis (deducting by-product metal revenues from production costs) and co-product basis (without deducting by-product metal revenues). Total cash costs per ounce on a by-product basis is calculated by adjusting production costs as recorded in the condensed interim consolidated statements of income for by-product revenues, inventory production costs, the impact of purchase price allocation in connection with mergers and acquisitions on inventory accounting, realized gains and losses on hedges of production costs, operational care and maintenance costs due to COVID-19 and other adjustments, which include the costs associated with a 5% in-kind royalty paid in respect of certain portions of the Canadian Malartic complex, a 2% in-kind royalty paid in respect of the Detour Lake mine, a 1.5% in-kind royalty paid in respect of the Macassa mine, as well as smelting, refining and marketing charges and then dividing by the number of ounces of gold produced. Given the nature of the fair value adjustment on inventory related to mergers and acquisitions and the use of the total cash costs per ounce measures to reflect the cash generating capabilities of the Company's operations. Investors should note that total cash costs per ounce are not reflective of all cash expenditures, as they do not include income tax payments, interest costs or dividend payments. Total cash costs per ounce on a co-product basis is calculated in the same manner as the total cash costs per ounce on a by-product basis, except that no adjustment is made for by-product metal revenues. Accordingly, the calculation of total cash costs per ounce on a co-product basis does not reflect a reduction in production costs or smelting, refining and marketing charges associated with the production and sale of by-product metals. Total cash costs per ounce is intended to provide investors information about the cash-generating capabilities of the Company's mining operations. Management also uses these measures to, and believes they are helpful to investors so investors can, understand and monitor the performance of the Company's mining operations. The Company believes that total cash costs per ounce is useful to help investors understand the costs associated with producing gold and the economics of gold mining. As market prices for gold are quoted on a per ounce basis, using the total cash costs per ounce on a by-product basis measure allows management and investors to assess a mine's cash-generating capabilities at various gold prices. Management is aware, and investors should note, that these per ounce measures of performance can be affected by fluctuations in exchange rates and, in the case of total cash costs per ounce on a by-product basis, by-product metal prices. Management compensates for these inherent limitations by using, and investors should also consider using, these measures in conjunction with data prepared in accordance with IFRS and minesite costs per tonne as these measures are not necessarily indicative of operating costs or cash flow measures prepared in accordance with IFRS. Management also performs sensitivity analyses in order to quantify the effects of fluctuating metal prices and exchange rates.

The Company’s primary business is gold production and the focus of its current operations and future development is on maximizing returns from gold production, with other metal production being incidental to the gold production process. Accordingly, all metals other than gold are considered by-products.

In this prospectus, unless otherwise indicated, total cash costs per ounce of gold produced is reported on a by-product basis. Total cash costs per ounce of gold produced is reported on a by-product basis because (i) the majority of the Company’s revenues are from gold, (ii) the Company mines ore, which contains gold, silver, zinc, copper and other metals, (iii) it is not possible to specifically assign all costs to revenues from the gold, silver, zinc, copper and other metals the Company produces, (iv) it is a method used by management and the Board to monitor operations, and (v) many other gold producers disclose similar measures on a by-product rather than a co-product basis.

Minesite costs per tonne are calculated by adjusting production costs as recorded in the consolidated statements of (loss) income for inventory production costs, operational care and maintenance costs due to COVID-19 and other adjustments, and then dividing by tonnage of ore processed. As the total cash costs per ounce of gold produced can be affected by fluctuations in by – product metal prices and foreign exchange rates, management believes that minesite costs per tonne is useful to investors in providing additional information regarding the performance of mining operations, eliminating the impact of varying production levels. Management also uses this measure to determine the economic viability of mining blocks. As each mining block is evaluated based on the net realizable value of each tonne mined, in order to be economically viable the estimated revenue on a per tonne basis must be in excess of the minesite costs per tonne. Management is aware, and investors should note, that this per tonne measure of performance can be affected by fluctuations in processing levels. This inherent limitation may be partially mitigated by using this measure in conjunction with production costs and other data prepared in accordance with IFRS.

All-in sustaining costs per ounce of gold produced (also referred to as “all-in sustaining costs per ounce” or “AISC per ounce”) on a by-product basis is calculated as the aggregate of total cash costs on a by-product basis, sustaining capital expenditures (including capitalized exploration), general and administrative expenses (including stock options), lease payments related to sustaining assets and reclamation expenses, and then dividing by the number of ounces of gold produced. These additional costs reflect the additional expenditures that are required to be made to maintain current production levels. AISC per ounce on a co-product basis is calculated in the same manner as AISC per ounce on a by-product basis, except that the total cash costs on a co-product basis are used, meaning no adjustment has been made for by-product metal revenues. Investors should note that AISC per ounce is not reflective of all cash expenditures as it does not include income tax payments, interest costs or dividend payments, nor does it include non-cash expenditures, such as depreciation and amortization. In this prospectus, unless otherwise indicated, all-in sustaining costs per ounce of gold produced is reported on a byproduct basis.

Management believes that AISC per ounce is helpful to investors as it reflects total sustaining expenditures of producing and selling an ounce of gold while maintaining current operations and, as such, provides helpful information about operating performance. Management is aware, and investors should note, that these per ounce measures of performance can be affected by fluctuations in foreign exchange rates and, in the case of AISC per ounce on a by-product basis, by-product metal prices. Management compensates for these inherent limitations by using, and investors should also consider using, these measures in conjunction with data prepared in accordance with IFRS and minesite costs per tonne, as AISC per ounce is not necessarily indicative of operating costs or cash flow measures prepared in accordance with IFRS.

The Company follows the guidance on calculation of AISC per ounce released by the World Gold Council (“WGC”) in 2018. The WGC is a non-regulatory market development organization for the gold industry that has worked closely with its member companies to develop guidance in respect of relevant non-GAAP measures. Notwithstanding the Company’s adoption of the WGC’s guidance, AISC per ounce of gold produced reported by the Company may not be comparable to data reported by other gold mining companies.

Operating margin is calculated by deducting production costs from revenue from mining operations. In order to reconcile operating margin to net income as recorded in the consolidated financial statements, the Company adds the following items to the operating margin: income and mining taxes expense; other expenses (income); care and maintenance expenses; foreign currency translation (gain) loss; environmental remediation costs; gain (loss) on derivative financial instruments; finance costs; general and administrative expenses; amortization of property, plant and mine development; exploration and corporate development expenses; revaluation gain and impairment losses (reversals). The Company believes that operating margin is a useful measure to investors as it reflects the operating performance of its individual mines associated with the ongoing production and sale of gold and by-product metals without allocating Company-wide overhead, such as exploration and corporate development expenses, amortization of property, plant and mine development, general and administrative expenses, finance costs, gain and losses on derivative financial instruments, environmental remediation costs, foreign currency translation gains and losses, other expenses and income and mining tax expenses. Management uses this measure internally to plan and forecast future operating results. Management believes this measure is helpful to investors as it provides them with additional information about the Company’s underlying operating results, though it should be evaluated in conjunction with other data prepared in accordance with IFRS.

Capital expenditures are classified into sustaining capital expenditures and development capital expenditures. Sustaining capital expenditures are expenditures incurred during the production phase to sustain and maintain existing assets so they can achieve constant expected levels of production from which the Company will derive economic benefits. Sustaining capital expenditures include expenditure for assets to retain their existing productive capacity as well as to enhance performance and reliability of the operations. Development capital expenditures represent the spending at new projects and/or expenditures at existing operations that are undertaken with the intention to increase production levels or mine life above the current plans. Management uses these measures in the capital allocation process and to assess the effectiveness of its investments. Management believes these measures are useful so investors can assess the purpose and effectiveness of the capital expenditures split between sustaining and development in each reporting period. The classification between sustaining and development capital expenditures does not have a standardized definition in accordance with IFRS and other companies may classify expenditures in a different manner.

This prospectus also contains information as to estimated future total cash costs per ounce, AISC per ounce and minesite costs per tonne. The estimates are based upon the total cash costs per ounce, AISC per ounce and minesite costs per tonne that the Company expects to incur to mine gold at its mines and projects and, consistent with the reconciliation of these actual costs referred to above, do not include production costs attributable to accretion expense and other asset retirement costs, which will vary over time as each project is developed and mined. It is therefore not practicable to reconcile these forward-looking non-GAAP financial measures to the most comparable IFRS measure.

Payable production (a non-GAAP non-financial performance measure) is the quantity of mineral produced during a period contained in products that have been or will be sold by the Company, whether such products are sold during the period or held as inventories at the end of the period.

ESTIMATES OF MINERAL RESERVES AND MINERAL RESOURCES

The mineral reserve and mineral resource estimates contained in this prospectus have been prepared in accordance with the Canadian Securities Administrators’ National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”).

The SEC’s disclosure requirements and policies for mining properties were amended in 2019 to more closely align with current industry and global regulatory practices and standards, including NI 43-101. However, Canadian issuers that report in the United States using the multi-jurisdictional disclosure system of the Exchange Act (the “MJDS”), such as the Company, may still use NI 43-101 rather than the SEC’s disclosure requirements when using the SEC’s MJDS registration statement and annual report forms. Accordingly, mineral reserve and mineral resource information contained or incorporated by reference herein may not be comparable to similar information disclosed by U.S. companies.

Investors are cautioned that while the SEC recognizes “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources”, investors should not assume that any part or all of the mineral deposits in these categories will ever be converted into a higher category of mineral resources or into mineral reserves. These terms have a great amount of uncertainty as to their economic and legal feasibility. Accordingly, investors are cautioned not to assume that any “measured mineral resources”, “indicated mineral resources”, or “inferred mineral resources” that the Company reports herein are or will be economically or legally mineable.

Further, “inferred mineral resources” have a great amount of uncertainty as to their existence and as to their economic and legal feasibility. It cannot be assumed that any part or all of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian regulations, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in limited circumstances. Investors are cautioned not to assume that any part or all of an inferred mineral resource exists, or is or will ever be economically or legally mineable.

The mineral reserve and mineral resource data contained or incorporated by reference herein are estimates, and no assurance can be given that the anticipated tonnages and grades will be achieved or that the indicated level of recovery will be realized. The Company does not include equivalent gold ounces for by-product metals contained in mineral reserves in its calculation of contained ounces and mineral reserves are not reported as a subset of mineral resources.

For definitions of the terms used in this section, see the 2023 Annual Report.

THE COMPANY

The Company is a Canadian based and led senior gold mining company, and the third largest gold producer in the world, producing precious metals from operations in Canada, Australia, Finland and Mexico. It has a pipeline of exploration and development projects in these countries as well as in the United States. The Company is a partner of choice within the mining industry, recognized globally for its leading environmental, social and governance practices. The Company was founded in 1957 and has consistently created value for its shareholders, declaring a cash dividend every year since 1983.

The Company earns a significant proportion of its revenue and cash flow from the production and sale of gold in both doré bar and concentrate form. The remainder of revenue and cash flow is generated by the production and sale of by-product metals, primarily silver, copper and zinc.

Our principal executive offices are located at 145 King Street East, Suite 400, Toronto, Ontario, Canada M5C 2Y7, and our telephone number is (416) 947-1212.

Our Common Shares are listed on both the TSX and the NYSE under the symbol “AEM”.

USE OF PROCEEDS

We have no basis for estimating precisely either the number of Common Shares that may be sold under the Plan or the prices at which such shares may be sold. The amount of the proceeds that we receive will depend upon the Average Market Price of the Common Shares, the extent of shareholder participation in the Plan and other factors. We intend to use any proceeds from the sale of Common Shares under the Plan for general corporate purposes.

THE DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

WHAT IS THE PURPOSE OF THE PLAN?

The purpose of the Plan is to provide holders of our Common Shares with a simple and convenient method of investing cash dividends declared on our Common Shares in additional Common Shares and to make additional optional cash purchases of Common Shares. Shareholders resident in jurisdictions other than Canada or the United States may participate in the Plan, subject to any restrictions under the laws of their jurisdiction of residence.

We currently pay quarterly dividends on our Common Shares. The rate at which we pay dividends takes into account all factors that our board of directors considers relevant from the perspective of our Company, including our available cash flow, financial condition and capital requirements. While we currently expect to pay dividends on a quarterly basis, the decision to declare dividends is at the discretion of our board.

We have retained Computershare Trust Company of Canada (“Computershare” or the “Agent”) to act as agent for the participants in the Plan.

WHAT ARE SOME OF THE ADVANTAGES AND DISADVANTAGES OF THE PLAN?

Before deciding whether to participate in the Plan, you should consider the following advantages and disadvantages of the Plan, together with the other information about us and the Plan contained in this prospectus and incorporated by reference to other documents we have filed with or furnished to the SEC.

Advantages

•	The Plan provides participants with the opportunity to automatically invest the cash dividends, if any, paid on the Common Shares they hold.

•	Common Shares purchased with cash dividends will be acquired at 95% of the weighted average of the trading prices for a board lot (100 shares) on the TSX for a period of 20 trading days on which a board lot was traded immediately preceding each dividend payment date (the “Average Market Price”). As dividends will be denominated in United States dollars, the Average Market Price will be converted to United States dollars using the indicative daily exchange rate reported by the Bank of Canada on the dividend payment date.

•	The Plan allows participants to make optional cash purchases of additional Common Shares.

•	Dividends and optional cash purchases can be fully invested in additional Common Shares because the Plan permits fractional shares to be credited to your account. Dividends on fractional shares will be reinvested in additional Common Shares.

•	Because all Common Shares sold under the Plan will be issued by us, participants will not pay any brokerage commissions in connection with their purchase of Common Shares.

•	We will pay all of the administrative costs associated with the Plan.

Disadvantages

•	Participants will not know the actual number of Common Shares they have acquired through the Plan until after cash dividends and any optional cash payments are invested.

•	Because the purchase price for Common Shares provided under the Plan will be dependent on the Average Market Price of the Common Shares immediately preceding each dividend payment date, the prices participants pay for Common Shares, particularly with optional cash payments, may be higher than the price at which Common Shares could have been purchased in the open market on dividend payment dates.

•	No interest will be paid by us or by Computershare on dividends or optional cash payments held by Computershare pending investment.

•	Participants may not sell or otherwise transfer Common Shares acquired under the Plan until such shares are withdrawn from the Plan.

•	Due to the manner in which dividends are treated under applicable tax laws, participants in the Plan may be required to make payments to taxing authorities in connection with their annual tax obligations, potentially without having received cash dividends from the Company.

Shareholders considering participating in the Plan should carefully consider the matters noted under “Risk Factors” and “Forward-Looking Statements” prior to enrolling in the Plan.

WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

The Plan is available to our shareholders who hold at least one whole Common Share and who reside in Canada or the United States or who reside elsewhere, unless prohibited by the laws of the country in which they reside. Registered shareholders (which means shareholders who hold Common Shares in their own name) may enroll directly in the Plan. Beneficial shareholders (which means shareholders who hold their Common Shares through a broker, investment dealer, financial institution or other nominee) may also be able to participate in the Plan through their nominees but should contact their broker, investment dealer, financial institution or other nominee to determine the procedure for participation in the Plan. We cannot require or control an intermediary’s determination as to whether to participate in the Plan or any procedures adopted by any intermediary with respect to the Plan.

HOW DO I ENROLL IN THE PLAN IF MY COMMON SHARES ARE REGISTERED IN MY NAME?

If your Common Shares are registered in your name, you may participate in the Plan immediately by choosing to reinvest the cash dividends, if any, less applicable Canadian withholding tax, paid on the Common Shares that you hold. See “What are my dividend reinvestment options?” below for details regarding the different elections you can make under the Plan. You can enroll online through Computershare’s self-service web portal, Investor Centre, at www.investorcentre.com or by completing a Reinvestment Enrollment—Participant Declaration Form and returning it to Computershare within the applicable deadlines described below. To obtain an enrollment package, contact Computershare at 1-800-564-6253 if you are in the United States or Canada or access the Form online at www.investorcentre.com. Additionally you may access an enrollment form at any time through the “Investor Relations – Stock Information – Dividends” section of our website at www.agnicoeagle.com.

HOW DO I PARTICIPATE IN THE PLAN IF I AM A BENEFICIAL SHAREHOLDER?

If you are a beneficial owner whose Common Shares are held through a broker, investment dealer, financial intermediary or nominee and are therefore registered in a name other than your own, such as CDS Clearing and Depository Services Inc. (“CDS”) or The Depository Trust Company (“DTC”), you may participate in the Plan by (i) having those Common Shares transferred into your name directly and then enrolling such Common Shares in the Plan as a registered holder or (ii) make appropriate arrangements with the broker, investment dealer, financial institution or other nominee who holds your Common Shares to enroll in the Plan on your behalf. CDS and DTC as a participant will in turn enroll with the Agent for the applicable dividend record date.

If you are a beneficial owner of Common Shares and wish to enroll in the Plan through a CDS participant or a DTC participant in respect of your Common Shares registered through CDS or DTC, appropriate instructions must be received by CDS or DTC, as applicable, from the CDS participant or DTC participant no later than such deadline as may be established by CDS or DTC from time to time, in order for the instructions to take effect on the dividend payment date to which that dividend record date relates.

Instructions received by CDS or DTC after their internal deadline will not take effect until the next following dividend payment date. CDS participants and DTC participants holding Common Shares on behalf of beneficial owners of Common Shares registered through CDS or DTC must arrange for CDS or DTC, as applicable, to enroll such Common Shares in the Plan on behalf of such beneficial owners in respect of each dividend payment date.

If you are a beneficial owner of Common Shares, you should contact your broker, investment dealer, financial institution or other nominee who holds your Common Shares to provide instructions regarding your participation in the Plan and to inquire about any applicable deadlines that the nominee may impose or be subject to and to confirm the fees, if any, the nominee may charge to enroll your Common Shares in the Plan on your behalf or whether the nominee’s policies might result in any costs otherwise becoming payable by you.

ONCE ENROLLED, HOW DO I REMAIN IN THE PLAN?

Once you have enrolled in the Plan, you will automatically remain enrolled until you discontinue participation, until we terminate the Plan or if you change your residence to a country where residents of your new country are not eligible to participate in the Plan (see “May the Plan be Amended, Suspended or Terminated?”).

CDS or DTC, as applicable, will provide instructions to Computershare regarding the extent of its participation in the Plan, on behalf of beneficial owners of Common Shares, in respect of every dividend payment date on which cash dividends otherwise payable to CDS or DTC, as applicable, as shareholder of record, are to be reinvested under the Plan.

Any Common Shares acquired outside of the Plan that are not registered in exactly the same name or manner as Common Shares enrolled in the Plan will not be automatically enrolled in the Plan. If you purchase additional Common Shares outside the Plan and wish to have all Common Shares you own enrolled in the Plan, you are advised to contact Computershare or the broker, investment dealer, financial institution or other nominee in whose name your Common Shares are held to ensure that those additional Common Shares also get enrolled.

WHAT ARE MY DIVIDEND REINVESTMENT OPTIONS?

You will not be entitled to direct reinvestment of less than 100% of all cash dividends on your Common Shares that participate in the Plan, and you will continue to receive cash dividends, if and when declared, on any of your Common Shares that do not participate in the Plan. You may change your dividend reinvestment election by contacting Computershare. See ”Who should I contact with questions about the Plan?” for contact details. In order for any changes in your dividend reinvestment election to take effect for the next dividend payment, if any, you must notify Computershare in writing at least five business days before the record date for the next dividend.

WHEN WILL MY DIVIDEND REINVESTMENT BEGIN?

The reinvestment of any cash dividends will begin with the first cash dividend that we pay following your enrollment, but only if Computershare receives a Reinvestment Enrollment—Participant Declaration Form at least five business days before the record date for that dividend. You can also enroll online through Computershare’s self-service web portal, Investor Centre, at www.investorcentre.com. If Computershare receives your Reinvestment Enrollment—Participant Declaration Form, the reinvestment of any cash dividends paid on your Common Shares, or any changes thereto, will begin with the next dividend, if any, provided that you are still a shareholder on the record date for the next dividend.

ARE THERE LIMITATIONS ON PARTICIPATION IN THE PLAN?

You may not transfer the right to participate in the Plan to another person.

Subject to applicable law and regulatory policy, we reserve the right to determine, from time to time, a minimum number of Common Shares that a participant must hold in order to be eligible to participate in, or continue to participate in, the Plan. Without limitation, we further reserve the right to refuse participation in the Plan to, or terminate the participation of, any person who, in our sole opinion, is participating in the Plan primarily with a view to arbitrage trading, whose participation in the Plan is part of a scheme to avoid applicable legal requirements or engage in unlawful behavior or who has been artificially accumulating our securities, for the purpose of taking undue advantage of the Plan to our detriment. We may also deny the right to participate in the Plan to any person or terminate the participation of any participant in the Plan if we deem it advisable under any laws or regulations. See “How can I make additional cash purchases of Common Shares?” for information concerning the minimum amount per investment and the maximum annual investment that may be made through additional cash purchases under the Plan.

WHEN DOES COMPUTERSHARE REINVEST DIVIDENDS AND PURCHASE COMMON SHARES?

Dividend Reinvestment

The reinvestment of dividends to purchase Common Shares will occur on each date that we pay a dividend.

Optional Additional Cash Investments

Common Shares will be purchased with optional cash payments on each dividend payment date provided that such cash payments are received by Computershare at least five business days, but not more than 30 calendar days, prior to the applicable dividend payment date. Optional cash payments received by Computershare on or after this date or more than 30 days prior to a dividend payment date will be remitted to you. Payments in currencies other than Canadian or U.S. dollars will not be accepted.

HOW DOES COMPUTERSHARE PURCHASE THE COMMON SHARES?

Dividend Reinvestment

Computershare will use reinvested cash dividend payments to purchase Common Shares under the Plan for your account directly from us. Your account will then be credited with the number of Common Shares, including fractional shares, equal to (i) the total amount of cash dividends to be reinvested on your behalf, less any applicable withholding tax, divided by (ii) the price per Common Share calculated pursuant to the method described below under “At what price will Common Shares be purchased under the Plan?”

The total amount to be reinvested in Common Shares on your behalf will depend on the amount of the cash dividend, if any, paid on the number of Common Shares you hold and have designated for reinvestment under the Plan.

Dividends to be reinvested in Common Shares pursuant to the Plan will be denominated in U.S. dollars for all participants in the Plan.

Optional Cash Investments

On each dividend payment date, Computershare will use your optional cash payment, if any, to purchase Common Shares under the Plan for your account directly from us. Your account will then be credited with the number of Common Shares, including fractional shares, equal to (i) the amount of your optional cash payment divided by (ii) the price per Common Share calculated pursuant to the method described below under “At what price will Common Shares be purchased under the Plan”.

WILL MY OPTIONAL CASH PAYMENTS BE USED TO PURCHASE SHARES IF WE DO NOT PAY A DIVIDEND?

Computershare will use optional cash payments to purchase Common Shares only on a dividend payment date. If our board of directors has not declared a dividend, and therefore no dividends will be reinvested pursuant to the Plan, Computershare will not purchase additional Common Shares using optional cash payments received and will remit the funds to participants by check to each participant’s address of record.

HOW CAN I MAKE ADDITIONAL CASH PURCHASES OF COMMON SHARES?

Optional Cash Investments

The Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the regulations made thereunder (collectively, the “Act”) require that the Agent collect and record specific information and take other compliance measures on new or existing Plan participants who elect to make an optional cash investment under the Plan. In order to acquire Common Shares for additional optional cash investment, all Plan participants must have passed the requisite requirements under the Act, which are contained in each of the Reinvestment Enrollment – Participant Declaration Form and the Optional Cash Purchase (OCP) – Participant Declaration Form available online at www.investorcentre.com. Optional cash payments may be made when enrolling in the Plan by enclosing a check in the minimum amount of US$500 or the equivalent in Canadian dollars made payable to Computershare or, where applicable, to your broker, investment dealer, financial institution or other nominee, with a completed Reinvestment Enrollment – Participant Declaration Form or Optional Cash Purchase (OCP)-Participant Declaration Form. Thereafter, participants may make the optional cash payments by check by using the Combined Pre-Authorized Debit (PAD) Agreement/Optional Cash Purchase Voucher sent to participants with their respective statements or by enrolling for the pre-authorized debit (PAD) service using the Agent’s web portal at www.investorcentre.com. Your total optional cash investment in any one calendar year may not exceed US$20,000 or the Canadian dollar equivalent. Optional cash purchases by all participants in any fiscal year may not exceed two (2%) percent of our Common Shares outstanding at the beginning of the fiscal year. If necessary, available Common Shares will be allocated by Computershare on a pro rata basis to avoid exceeding this limit. Interest will not be paid on amounts held pending investment, and you may cancel an optional cash payment by notifying Computershare in writing at least ten business days before the applicable dividend payment date.

There is no obligation to make any optional cash payments under the Plan or to invest the same amount of cash with each optional cash payment.

Checks

Checks for optional cash investments by registered shareholders should be made payable to “Computershare Trust Company of Canada”. Please include a completed Optional Cash Purchase (OCP)-Participant Declaration Form or an Optional Cash Purchase — Contribution Voucher form, which is attached to each statement that you receive. Beneficial owners seeking to make optional cash investments should obtain instructions for doing so from the nominee holding their shares.

Pre-Authorized Debit

Participants with a bank account held with a Canadian financial institution and which have already been coded compliant with the Act, are eligible to participate in the pre-authorized debit (“PAD”) service for the operational cash purchase option of the Plan. Eligible participants may participate in a one-time and/or recurring PAD by submitting a PAD request through the Computershare’s web portal at www.investorcentre.com. Computershare must receive the PAD request no later than 10 business days prior to the dividend payment date for which you wish to apply such debit, otherwise such debit will be applied on the next dividend payment date.

If you authorize a one-time debit, your bank account will be debited within five to ten business days from the time your request is received. Your monies will be applied to purchase Common Shares on the next available dividend payment date after the funds have been withdrawn from your account. Interest will not be paid on amounts held pending investment. If you authorize a quarterly recurring automatic debit, then your account will be debited on the 6th of March, June, September and December. If the 6th is not a business day, then the debit shall occur on the next business day.

To modify or cancel a recurring PAD service, you must notify Computershare in writing or online through the Computershare’s web portal at www.investorcentre.com. It may take up to 10 business days from the date Computershare receives your instructions for the modification or cancellation to take effect.

AT WHAT PRICE WILL COMMON SHARES BE PURCHASED UNDER THE PLAN?

The purchase price of the Common Shares acquired with cash dividends will be equal to 95% of the Average Market Price. The purchase price of Common Shares acquired with optional cash investments will be 100% of the Average Market Price. As dividends will be denominated in United States dollars, the Average Market Price will be converted to United States dollars using the indicative daily exchange rate reported by the Bank of Canada on the dividend payment date. For optional cash payments received in United States dollars, the Average Market Price will be converted to United States dollars at the indicative daily exchange rate reported by the Bank of Canada on the dividend payment date.

WHAT ARE THE FEES ASSOCIATED WITH PARTICIPATION IN THE PLAN?

Participants in the Plan will not be charged any brokerage commission or other fees in connection with the purchase of Common Shares under the Plan, and we will pay all costs of administering the Plan. Participants will be responsible for any brokerage commission or other fees incurred in connection with any requested sales of their Common Shares held in the Plan upon their termination of participation in the Plan. See “How do I terminate my participation in the Plan?” You should obtain a copy of such charges from Computershare before requesting the sale of any of your Common Shares held in the Plan.

If you are a beneficial owner of Common Shares, you should contact your broker, investment dealer, financial institution or other nominee who holds your Common Shares to confirm the fees, if any, the nominee may charge to enroll your Common Shares in the Plan on your behalf or whether the nominee’s policies might result in any costs otherwise becoming payable by you.

WHAT HAPPENS IF I OWN FRACTIONAL COMMON SHARES UNDER THE PLAN?

Computershare will credit your account with fractions of Common Shares, computed to six decimal places, and with dividends in respect of such fractional shares to allow full investment of eligible funds.

WHO IS THE PLAN ADMINISTRATOR?

Computershare, as agent for Plan participants, will administer the Plan. Its responsibilities include:

•	receiving eligible funds;

•	purchasing and holding the Common Shares accumulated under the Plan;

•	reporting regularly to the participants; and

•	other duties specified by the Plan.

Common Shares purchased under the Plan will be registered in the name of each participant and will be held by Computershare in the accounts of participants. We will pay certain administrative fees and expenses of Computershare as may, from time to time, be agreed upon by Computershare and us.

WHAT KIND OF REPORTS WILL I RECEIVE AS A PLAN PARTICIPANT?

Computershare will maintain a separate account for each participant in the Plan, which will be credited with the number of Common Shares purchased for the participant on each dividend payment date. You will receive from Computershare a detailed statement of your account following each dividend payment. This statement will set out the record date, the dividend payment date, the amount of cash dividend paid on your Common Shares, the amount of any applicable withholding tax, the number of Common Shares purchased through the Plan with respect to such dividend, the purchase price per Common Share, any optional cash payments you made and the updated total number of Common Shares being held by Computershare for your account.

If you are not a registered shareholder and participate in the Plan through arrangements made for you by your broker, investment dealer, financial institution or other nominee, you may or may not be provided with reports with respect to your participation in the Plan. You should contact your nominee regarding obtaining information on your account with the Plan.

HOW DO I SELL COMMON SHARES THAT I PURCHASED THROUGH THE PLAN?

You may not sell, transfer, pledge or otherwise dispose of any Common Shares held in the Plan. If you are a registered holder of Common Shares and you wish to sell or otherwise transfer or dispose of any of your Common Shares held in the Plan, you must withdraw the shares from the Plan by completing the withdrawal portion of the voucher located on the reverse of your statement of account and delivering it to Computershare. Computershare will issue, in your name, a share certificate representing the Common Shares you wish to sell. Any dividends declared and paid on Common Shares withdrawn from the Plan will be paid only in cash. Beneficial owners should contact their nominees for instructions on how to sell their Common Shares.

HOW DO I TERMINATE MY PARTICIPATION IN THE PLAN?

If you are a registered holder of Common Shares, you may terminate your participation in the Plan at any time by following the instructions at Computershare’s Investor Centre web portal, at www.investorcentre.com or by completing the termination portion of the voucher located on the reverse of your statement of account and delivering it to Computershare. Beneficial owners must make arrangements to terminate their participation in the Plan through their nominees.

Computershare must receive your notice of termination at least five business days before the record date for the applicable dividend. If Computershare receives your termination request after this date, the termination and settlement of your account will not occur until after the dividend payment date. When a registered holder terminates participation in the Plan, a certificate for the number of whole Common Shares credited to its account under the Plan will be issued, and a cash payment will be made for any fraction of a Common Share based upon, in the case of a payment in Canadian dollars, the prevailing market price at the time of the trade on the TSX, and, in the case of a payment in United States dollars, the prevailing market price at the time of the trade on the NYSE. Thereafter, cash dividends on any Common Shares that a registered holder continues to hold will be paid to it and will not be reinvested.

Your participation in the Plan will terminate upon receipt by Computershare of written notice of your death. A certificate for the number of whole Common Shares credited to your account will be issued in your name or the name of your estate and forwarded, together with a cash payment for any fractional share based upon, in the case of a payment in Canadian dollars, the prevailing market price at the time of the trade on the TSX, and, in the case of a payment in United States dollars, the prevailing market price at the time of the trade on the NYSE, to your personal representative.

Upon terminating participation in the Plan, you may request that all Common Shares held for your account be sold by completing the termination portion of the voucher located on the reverse of your statement of account, and delivering it to the Agent. Your shares will be sold through a registered dealer or stockbroker designated by Computershare as soon as practicable following receipt by Computershare of your instructions to sell your Common Shares. Such instructions may be delivered to the Agent via the Agent’s web portal at www.investorcentre.com. The proceeds of the sale, less brokerage commissions, transfer taxes (if any) and withholding taxes (if any) will be paid to you. Your Common Shares may be commingled with the Common Shares to be sold for other participants in the Plan, in which case the proceeds to each participant will be based upon the average sale price of all the commingled Common Shares. Computershare will purchase fractional shares at a price determined in the same manner as in the case of whole Common Shares sold for you and remit the proceeds to you.

All payments of cash under the Plan will be made in either Canadian or U.S. dollars. Unless a participant requests otherwise in writing, Computershare will make payments in Canadian dollars where the participant has a Canadian mailing address and in U.S. dollars where the participant has a non-Canadian mailing address, in each case as such address in shown on its records.

WILL I RECEIVE SHARE CERTIFICATES FOR PLAN COMMON SHARES?

Generally, all Common Shares purchased pursuant to the Plan will be held in book-entry form and will be credited to your individual Plan account held by Computershare. For participants in the Plan holding Common Shares through CDS or DTC participants, such shares will be registered in the name of CDS (or its nominee) or DTC (or its nominee) as applicable, and held for the benefit of the participants of those depositaries.

A participant may, at any time upon written request to the Agent, have share certificates issued and registered in the participant’s name for any number of whole Common Shares owned by such participant under the Plan without terminating participation in the Plan. Otherwise, share certificates will not be issued to participants for Common Shares in accounts under the Plan. No certificate for a fraction of a Common Share will be issued.

Accounts under the Plan are maintained in the names in which the Common Shares of the participants were registered at the time they enrolled in the Plan. Consequently, certificates for Common Shares will be registered in exactly the same manner when issued.

WILL I BE ABLE TO VOTE PLAN COMMON SHARES?

Plan participants who are registered shareholders may vote whole Common Shares held by Computershare under the Plan on their behalf in the same manner as any other of our Common Shares, either by proxy or in person. Computershare will forward to such participants, as soon as practicable following receipt, any proxy solicitation materials. Beneficial shareholders who participate in the Plan should contact their broker, investment dealer, financial institution or other nominee to determine the procedures for voting the Common Shares they have enrolled in the Plan.

WHAT HAPPENS IF THERE IS A RIGHTS OFFERING?

If we have a rights offering pursuant to which holders of our Common Shares may subscribe for additional Common Shares or other securities, participants in the Plan may participate in the rights offering with respect to whole Common Shares held in the Plan on the same basis as other shareholders. Rights attributable to fractional shares held for participants under the Plan will be accumulated and then sold by Computershare and the cash proceeds distributed to the Plan participants.

WHAT HAPPENS IF THERE IS A STOCK SPLIT OR STOCK DIVIDEND?

Common Shares distributed pursuant to a stock dividend or a stock split on Common Shares held by Computershare for participants under the Plan will be retained by Computershare and credited by Computershare proportionately to the accounts of the participants in the Plan.

WHAT LIABILITY DO THE COMPANY AND COMPUTERSHARE HAVE UNDER THE PLAN?

The Plan provides that neither we nor Computershare will be liable to Plan participants in administering the Plan for any act done in good faith or for any good faith omission to act in connection with the Plan, including, but not limited to, any claims of liability relating to:

•	the failure to terminate your Plan account upon your death prior to receiving written notice of your death; or

•	the prices at which Common Shares are purchased on your behalf under the Plan, or the times when purchases of Common Shares are made under the Plan.

Neither we, Computershare nor any other agent under the Plan will have any duties, responsibilities or liabilities to Plan participants other than those expressly set forth in the Plan or as imposed by applicable law. Because Computershare has assumed all responsibility for administering the Plan, we specifically disclaim any responsibility for any actions or inactions of Computershare or any agent under the Plan in connection with the administration of the Plan. Neither we nor any of our current or former directors, officers, employees or shareholders will have any personal liability under the Plan.

Both we and Computershare will have the right to reject any request regarding enrollment, withdrawal or termination from the Plan if such request is not received in proper form. Any such request will be deemed to be invalid until any irregularities have been resolved to our satisfaction and/or Computershare’s satisfaction. As neither we nor Computershare are under any obligation to provide notice of invalid requests, you are advised to confirm whether your enrollment has been made.

MAY THE PLAN BE AMENDED, SUSPENDED OR TERMINATED?

We reserve the right to amend, suspend or terminate the Plan at any time, but such actions will have no retroactive effect that would prejudice your interests. Any amendment of the Plan that materially affects the rights of the participants will be subject to the prior approval of the TSX. We will notify participants in writing of any material amendment, suspension or termination of the Plan. Generally, no notice will be given to participants regarding any amendments to the Plan intended to cure, correct or rectify any ambiguities, defective or inconsistent provisions, errors, mistakes or omissions. If we terminate the Plan, Computershare will remit to registered holders, as soon as possible, certificates for whole Common Shares held in their account and cash payments from the sale of any fraction of a Common Share. If we suspend the Plan, Computershare will make no investment on the dividend payment date immediately following the effective date for such suspension. Any dividends subject to the Plan paid after the effective date of such suspension will be remitted by Computershare to the participants to whom these are due until the first dividend payment date following our reinstatement of the Plan at which time reinvestment of dividends will recommence.

HOW WILL NOTICES TO PARTICIPANTS IN THE PLAN BE ADDRESSED?

All notices from Computershare to participants will be addressed to registered holders at their last known address on Computershare’s register. Beneficial shareholders will receive notices through their broker or other nominee.

WHO SHOULD I CONTACT WITH QUESTIONS ABOUT THE PLAN?

All questions regarding the Plan as well as all notices, requests, elections or instructions under the Plan required or permitted to be given to Computershare should be in writing and signed and should be sent to the following address:

COMPUTERSHARE TRUST COMPANY OF CANADA

100 University Avenue, 8th Floor, North Tower

Toronto, Ontario M5J 2Y1

Tel:          (800) 564-6253 (in Canada and the United States)

Website URL:       www.computershare.com/service

WHO INTERPRETS THE PLAN?

We reserve the right to interpret and regulate the Plan as we deem necessary or desirable and any such interpretation or regulation will be final.

Unless the context requires otherwise, words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

MATERIAL INCOME TAX CONSIDERATIONS RELATING TO THE PLAN

THE FOLLOWING SUMMARY OF TAX CONSEQUENCES IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE LEGAL OR TAX ADVICE TO ANY PARTICULAR PARTICIPANT. IT IS THE RESPONSIBILITY OF PARTICIPANTS IN THE PLAN TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN IN THEIR RESPECTIVE COUNTRY OF RESIDENCE IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes the principal Canadian federal income tax consequences generally applicable to a participant in the Plan who acquires, as beneficial owner, Common Shares pursuant to the Plan. It is assumed for the purposes of this summary that the participant deals at arm’s length with the Company.

This summary is based on the current provisions of the Income Tax Act (Canada) (the "Tax Act"), the regulations thereunder (the “Regulations”), all specific proposals to amend the Tax Act or the Regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof and the current published administrative practices of the Canada Revenue Agency (the “CRA”). No assurance can be made that the tax proposals will be enacted in the form proposed or at all. This summary does not otherwise take into account or anticipate any changes in law, whether by legislative, regulatory, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from the Canadian federal income tax considerations described. This summary is not exhaustive of all possible Canadian federal income tax consequences that may affect a participant in the Plan.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular participant, and no representation with respect to the Canadian federal income tax consequences to any particular participant is made. Consequently, prospective participants are advised to consult their own tax advisors with respect to their particular circumstances. This summary does not address any tax considerations applicable to persons other than participants in the Plan and such persons should consult their own tax advisors regarding the consequences of acquiring, holding and disposing of Common Shares under the Tax Act and any jurisdiction in which they may be subject to tax.

Foreign Exchange

For the purposes of the Tax Act, all amounts expressed in a currency other than Canadian dollars relating to the acquisition, holding or disposition of a Common Share, including dividends, adjusted cost base and proceeds of disposition, must be determined in Canadian dollars using the rate of exchange quoted by the Bank of Canada for the day the amount first arose or such other rate of exchange as is acceptable to the CRA.

Residents of Canada

The following summary is generally applicable to a participant who, at all relevant times for purposes of the Tax Act (a) is, or is deemed to be, resident in Canada, (b) holds their Common Shares, and will hold all Common Shares acquired under the Plan, as capital property, and (c) is not affiliated with the Company (a "Resident Participant"). Generally, Common Shares are considered to be capital property to a Resident Participant unless they are held in the course of carrying on a business or as part of an adventure or concern in the nature of trade. Certain Resident Participants whose Common Shares do not otherwise qualify as capital property may, in certain circumstances, make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have their Common Shares and every other “Canadian security” (as defined in the Tax Act) owned by such participant in the taxation year of the election and in all subsequent taxation years deemed to be capital property. Resident Participants are advised to consult their own tax advisors to determine whether such an election is available and desirable in their particular circumstances.

This summary is not applicable to a Resident Participant: (i) that is a “financial institution” for the purposes of the “mark-to-market” rules contained in the Tax Act; (ii) that is a “specified financial institution”; (iii) an interest in which would be a “tax shelter investment”; (iv) that has elected to report its Canadian tax results in a currency other than the Canadian currency; (v) that enters into a "derivative forward agreement" in respect of Common Shares; or (vi) that is a corporation and is, or becomes as part of a transaction or event or series of transactions or events that include the acquisition of Common Shares, controlled by a non-resident corporation and in respect of which a subsidiary of the Company is, or would at any time be, a "foreign affiliate", as all of those terms are defined in the Tax Act. Any such Resident Participant should consult its own tax advisor with respect to an investment in Common Shares.

Dividends

Subject to the potential application of subsection 55(2) of the Tax Act, a Resident Participant will be subject to tax under the Tax Act on all dividends paid on Common Shares (including where such shares are held of record by the Agent for the account of the participant pursuant to the Plan) which are reinvested in Common Shares under the Plan (as well as on any dividends deemed under the Tax Act to be received on Common Shares) in the same manner as the participant would have been if such dividends had been received directly by the participant. Such dividends paid to (or deemed to be received by) a Resident Participant who is an individual (including most trusts) will be subject to the gross-up and dividend tax credit rules in the Tax Act normally applicable to dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit in respect of dividends designated by the Company as “eligible dividends.” There may be limitations on the ability of the Company to designate dividends as “eligible dividends.”

A Resident Participant that is a corporation will include such dividends in computing its income and generally will be entitled to deduct the amount of such dividends in computing its taxable income. In certain circumstances, subsection 55(2) of the Tax Act will treat a taxable dividend received or deemed to be received by a participant that is a corporation as proceeds of disposition or a capital gain. Resident Participants that are corporations should consult their own tax advisors having regard to their own circumstances.

A Resident Participant that is a “private corporation” or “subject corporation” (as such terms are defined in the Tax Act) may be liable under Part IV of the Tax Act to pay a refundable tax on dividends received or deemed to be received on the Common Shares to the extent that such dividends are deductible in computing the participant’s taxable income.

Dividends received by a Resident Participant who is an individual (including certain trusts) may result in such participant being liable for alternative minimum tax under the Tax Act. Resident Participants who are individuals should consult their own advisors in this regard.

The cost for tax purposes to a participant of Common Shares purchased on the reinvestment of dividends or with optional cash payments made by the Resident Participant to the Agent will be the Canadian dollar equivalent of the price paid by the Agent for the Common Shares. The cost of such Common Shares will be averaged with the adjusted cost base of all other Common Shares held by the participant at the time such Common Shares are acquired for purposes of subsequently computing the adjusted cost base of each such Common Share owned by the participant.

Dispositions

On a disposition or deemed disposition of a Common Share (including by the Agent on behalf of the participant), the Resident Participant will realize a capital gain (or capital loss) equal to the amount by which the participant’s proceeds of disposition, net of any reasonable costs of disposition, are greater than (or less than) the participant’s adjusted cost base of the Common Share. Proceeds of disposition will not include an amount that is otherwise required to be included in the Resident Participant's income. The payment of cash in respect of any fraction of a Common Share on termination of participation in the Plan will constitute a disposition of such fraction of a Common Share for proceeds of disposition equal to the cash payment.

Generally, one-half of any capital gain (a taxable capital gain) realized by a Resident Participant in a taxation year must be included in computing the participant’s income for the year, and one-half of any capital loss (an allowable capital loss) realized by a Resident Participant in a taxation year must be deducted from taxable capital gains realized by the participant in that year. Allowable capital losses for a taxation year in excess of taxable capital gains for that year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Tax Act.

On June 10, 2024, the Minister of Finance released draft legislation to implement the main features of the proposal in Canada’s 2024 federal budget to generally increase the proportion of a capital gain that would be included in income, or the proportion of a capital loss that would constitute an allowable capital loss, as discussed above, from one-half to 66 2/3%, effective for dispositions on or after June 25, 2024 (the “Capital Gains Proposal”). The Capital Gains Proposal provides that the one-half proportion would continue to apply to resident individuals (other than trusts) with respect to up to $250,000 of capital gains (net of capital losses) per year, and also provides for adjustments of carried forward or carried back allowable capital losses to account for changes in the relevant inclusion rates. However, the draft legislation to implement the Capital Gains Proposal is complex and incomplete and subject to potential changes. Unitholders that realize capital gains in connection with their Common Shares should consult their own tax advisors in this regard.

Taxable capital gains realized by a Resident Participant who is an individual (including certain trusts) may give rise to liability for alternative minimum tax depending on the participant's circumstances. A Resident Participant that is a “Canadian-controlled private corporation” (as defined in the Tax Act) or a “substantive CCPC” as defined in the legislative tax proposals may be liable to pay an additional refundable tax on certain investment income, including taxable capital gains.

Under specific rules in the Tax Act, any capital loss realized by a Resident Participant that is a corporation on the disposition of a Common Share may be reduced by the amount of certain dividends which were received or were deemed to have been received on such Common Share (or on a share for which such Common Share has been substituted). Similar rules may apply to a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Resident Participants should consult their own tax advisors for specific advice regarding the application of the relevant “stop-loss” provisions in the Tax Act.

Non-Residents of Canada

The following summary is generally applicable to a participant under the Plan who, at all relevant times for purposes of the Tax Act and any applicable tax treaty or convention (a) is not, and is not deemed to be, resident in Canada, and (b) does not use or hold, and is not deemed to use or hold, Common Shares in the course of carrying on a business in Canada (a "Non-Resident Participant"). Special rules which are not discussed in this summary may apply to a non-resident participant that is an insurer which carries on an insurance business in Canada and elsewhere.

Dividends

Dividends paid or credited (or deemed to be paid or credited) on Common Shares to a Non-Resident Participant (including where such shares are held of record by the Agent for the account of the Non-Resident Participant pursuant to the Plan) are generally subject to Canadian withholding tax, whether or not such dividends are reinvested under the terms of the Plan. Under the Tax Act, the rate of withholding tax is 25% of the gross amount of such dividends, which rate may be subject to reduction under the provisions of an applicable tax treaty or convention. Under the Canada-United States Income Tax Convention (the “U.S. Treaty”), a participant who is resident in the United States for the purposes of the U.S. Treaty and who is entitled to the benefits of such treaty will generally be subject to Canadian withholding tax at a rate of 15% of the amount of such dividends. In addition, under the U.S. Treaty, dividends may be exempt from Canadian withholding tax if paid to certain Non-Resident Participants that are qualifying religious, scientific, literary, educational or charitable tax-exempt organizations, or are qualifying trusts, companies, organizations or other arrangements operated exclusively to administer or provide pension, retirement or employee benefits which are exempt from tax in the U.S., and that have complied with specific administrative procedures. Dividends to be reinvested in Common Shares under the Plan for Non-Resident Participants will be reduced by the amount of any applicable Canadian withholding tax.

Dispositions

A Non-Resident Participant will not be subject to tax under the Tax Act on any capital gain realized on a disposition (or deemed disposition) of a Common Share unless the Common Share constitutes “taxable Canadian property” at the time of the disposition and the Non-Resident Participant is not entitled to relief under an applicable income tax treaty or convention between Canada and the country in which the Non-Resident Participant is resident.

Generally, Common Shares will not be taxable Canadian property to a Non-Resident Participant at a particular time provided that the Common Shares are listed on a designated stock exchange (such as the TSX or the NYSE) at that time, unless at any time during the 60-month period that ends at that time: (i) one or any combination of (a) the Non-Resident Participant, (b) persons with whom the Non-Resident Participant does not deal at arm's length and (c) partnerships in which the Non-Resident Participant or a person described in (b) holds a membership interest (directly or indirectly through one or more partnerships), own 25% or more of the issued shares of any class or series of the Company, and (ii) more than 50% of the fair market value of the Common Shares was derived directly or indirectly from any combination of: (a) real or immovable property situated in Canada, (b) ”timber resource property” (within the meaning of the Tax Act), (c) ”Canadian resource property” (within the meaning of the Tax Act), or (d) options in respect of, or interests in, or for civil law rights in, any of the foregoing, whether or not the property exists. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, a Common Share could be deemed to be taxable Canadian property.

Even if a Common Share is considered to be taxable Canadian property of a Non-Resident Participant at the time of its disposition, a capital gain realized on its disposition may nevertheless be exempt from tax under the Tax Act pursuant to the terms of an applicable income tax treaty or convention.

Under the U.S. Treaty, a capital gain realized on the disposition of a Common Share by a Non-Resident Participant who is entitled to the benefits of such treaty generally will be exempt from tax under the Tax Act except where the Common Share at the time of disposition derives its value principally from real property situated in Canada including rights in respect of Canadian resource property.

Generally, if a Common Share constitutes taxable Canadian property to a Non-Resident Participant at the time of its disposition and any capital gain realized by the participant on the disposition is not exempt from tax under the Tax Act by virtue of an applicable income tax treaty or convention, the participant will be required to include one-half of the amount of the capital gain in its "taxable income earned in Canada" for the year of disposition as a taxable capital gain. Subject to and in accordance with the provisions of the Tax Act, one-half of any capital loss realized by a Non-Resident Participant in a taxation year from the disposition of taxable Canadian property may be deducted as an allowable capital loss from any taxable capital gains realized by the participant in the year from the disposition of taxable Canadian property. However, as described above under “Residents – Dispositions,” draft legislative proposals would generally increase the proportion of a capital gain to be included in income, or of a capital loss that would constitute an allowable capital loss, from one-half to 66 2/3%, effective for dispositions on or after June 25, 2024. If allowable capital losses for a year exceed taxable capital gains from the disposition of taxable Canadian property, the excess may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year from net taxable capital gains realized in such years from the disposition of taxable Canadian property to the extent and in the circumstances prescribed by the Tax Act (as it may be amended by the legislative tax proposals). Non-Resident Participants who dispose of taxable Canadian property are required to file a Canadian income tax return for the year of disposition, including where any resulting capital gain is not subject to tax under the Tax Act by virtue of an applicable income tax treaty or convention.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes certain material United States federal income tax considerations generally applicable to participants in the Plan. The summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations promulgated thereunder, and judicial decisions and administrative interpretations, as in effect on the date hereof, all of which are subject to change, possibly with retroactive effect. These United States federal income tax considerations apply only to a person or entity who, for United States federal income tax purposes, is: a citizen or resident of the United States; a corporation or other entity organized under the laws of the United States or of any political subdivision thereof; an estate whose income is subject to United States federal income taxation regardless of its source; or a trust (i) if a United States court can exercise primary jurisdiction over the trust’s administration and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) that has elected to be treated as a United States person under applicable regulations issued by the U.S. Department of Treasury pursuant to its authority under the Code.

This summary does not address the United States federal income tax consequences for participants that are subject to special provisions under the Code, including the following participants: (i) participants that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (ii) participants that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies or that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (iii) participants that have a “functional currency” other than the United States dollar; (iv) participants that are liable for the alternative minimum tax under the Code; (v) participants that own Common Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (vi) participants that hold the Common Shares other than as a capital asset within the meaning of Section 1221 of the Code; (vii) participants that own, directly or indirectly, 5% or more, by voting power or value, of the Company; (viii) S corporations, partnerships or other entities classified as partnerships for U.S. federal income tax purposes; (ix) investors in pass-through entities; and (x) certain former citizens or residents of the United States. Participants that are subject to special provisions under the Code, including participants described immediately above, should consult their own tax advisors regarding the tax consequences of reinvesting cash dividends in additional Common Shares under the Plan. This summary addresses considerations only for participants that beneficially acquire and own their Common Shares and that are not pass-through entities for US federal income tax purposes. This summary does not include any discussion of tax consequences to participants in the Plan other than United States federal income tax consequences. Participants are urged to consult their own tax advisors regarding any United States estate and gift, United States state and local, and foreign tax consequences of participating in the Plan.

Partners of entities that are classified as partnerships for United States federal income tax purposes and participate in the Plan should consult their own tax advisors regarding the United States federal income tax consequences of reinvesting cash dividends in additional Common Shares or making optional cash purchases under the Plan.

Subject to the “passive foreign investment company” (“PFIC”) discussion below, the gross amount of any distribution (including any Canadian taxes withheld therefrom) paid on Common Shares generally should be included in the gross income of a participant as foreign source dividend income to the extent such distribution is paid out of current or accumulated earnings and profits of the Company, as determined under United States federal income tax principles. To the extent that the amount of any distribution exceeds the Company’s current and accumulated earnings and profits for a taxable year, the distribution is treated as a tax-free return of capital to the extent of the participant’s adjusted tax basis in the Common Shares. Then, to the extent that such distribution exceeds the participant’s adjusted tax basis, it is treated as a sale or exchange and taxed as a capital gain. However, the Company may not maintain calculations of its earnings and profits in accordance with United States federal income tax principles. Therefore, each participant should assume that any distribution will be reported as a dividend. Subject to certain limitations under the Code, participants who are subject to United States federal income tax will be entitled to a credit or deduction for Canadian income taxes withheld from any distributions.

Dividends received by non-corporate participants may be subject to United States federal income tax at lower rates (generally 20% plus the 3.8% unearned income Medicare contribution tax, if applicable) than other types of ordinary income if certain conditions are met. These conditions include the Company not being classified as a PFIC for the taxable year in which the dividend is paid or for the immediately preceding taxable year, the Company being a “qualified foreign corporation”, the participant’s satisfaction of a holding period requirement, and the participant not treating the distribution as “investment income” for purposes of the investment interest deduction rules.

In the case of participants that are domestic corporations, distributions from the Company generally are not eligible for the dividends received deduction.

The amount of any cash distribution paid in Canadian dollars will be equal to the U.S. dollar value of the Canadian dollars on the date of distribution regardless of whether the payment is in fact converted into U.S. dollars at that time. Gain or loss, if any, realized on the sale or disposition of Canadian dollars will generally be U.S. source ordinary income or loss.

A participant will be treated for United States federal income tax purposes as having received a distribution in an amount equal to the fair market value of the Common Shares acquired with reinvested dividends pursuant to the Plan (which fair market value may be greater or less than the Average Market Price used to determine the number of Common Shares acquired under the Plan) plus the amount of any Canadian income tax withheld therefrom. A participant’s tax basis for Common Shares purchased pursuant to the Plan will be equal to the amount of such distribution (excluding the amount of any Canadian income tax withheld from the dividend). A participant’s holding period for Common Shares purchased with dividends will begin on the day following the dividend payment date. A participant that makes optional cash purchases of Common Shares under the Plan will have a tax basis in those Common Shares equal to the cash used to purchase those Common Shares, and the participant’s holding period will begin on the day following the date on which the Common Shares are purchased.

Participants generally will recognize a taxable gain or loss when they sell or exchange Common Shares and when they receive cash payments for fractional shares credited to their accounts upon withdrawal from or termination of the Plan or otherwise. The amount of this gain or loss will be equal to the difference between the amount a participant receives for his or her Common Shares or fraction thereof and the participant’s adjusted tax basis in these Common Shares or fraction thereof. The gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the holding period for such Common Shares exceeds one year. Capital gain of a non-corporate U.S. holder is generally taxed at a maximum rate of 20% (plus the 3.8% unearned income Medicare contribution tax, if applicable) if the property has been held for more than one year. The deductibility of capital losses is subject to limitations. The gain or loss realized by participants who are United States persons will generally be gain or loss from sources within the United States for foreign tax credit limitation purposes.

The Company will be a PFIC for U.S. federal income tax purposes in any taxable year if 75% or more of its gross income (including the pro rata share of the gross income of any corporation in which it is considered to own, directly or indirectly, 25% or more of the shares by value) is passive income, or on average at least 50% of the gross value of its assets is held for the production of, or produces, passive income.

PFIC status is determined on an annual basis. The Company does not expect to be a PFIC for the taxable year ending December 31, 2024, or thereafter. However, because the Company’s income and assets and the nature of its activities may vary from time to time, no assurance can be given that the Company will not be considered a PFIC for any taxable year. If a participant owns Common Shares during a taxable year in which the Company is a PFIC, the PFIC rules generally will apply to a participant thereafter, even if in subsequent taxable years the Company no longer meets the test described above to be treated as a PFIC. No ruling will be sought from the U.S. Internal Revenue Service (the “IRS”) regarding whether the Company is a PFIC.

In general, if the Company were to be treated as a PFIC, certain adverse rules would apply to dividends received from the Company and to dispositions of Common Shares (potentially including dispositions that would not otherwise be taxable). Participants are urged to consult their tax advisors about the PFIC rules in connection with their holding of Common Shares.

Under current U.S. law, if the Company is a PFIC in any year, a participant must file an annual return on IRS Form 8621, which describes the income received (or deemed to be received pursuant to a “Qualified Electing Fund” election) from the Company, any gain realized on a disposition of Common Shares and certain other information.

In general, dividends from the Corporation and payments of the proceeds of a sale, exchange or other disposition of Common Shares paid to a participant are subject to information reporting requirements and may be subject to backup withholding tax, unless the participant is a corporation or other exempt recipient or provides an accurate United States taxpayer identification number and certifies that no loss of exemption from backup withholding has occurred. Participants who are required to establish their exempt status must provide such certification on IRS Form W-9. Amounts withheld as backup withholding may be credited against a participant’s United States federal income tax liability, and a participant may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information.

U.S. individuals who hold an interest in certain “specified foreign financial assets” with value in excess of certain dollar thresholds are required to report such assets on IRS Form 8938 with their United States federal income tax return, subject to certain exceptions (including an exception for foreign assets held in accounts maintained by United States financial institutions). Stock issued by a foreign corporation, such as the Company, is treated as a specified foreign financial asset for this purpose. Penalties apply for failure to properly complete and file IRS Form 8938. Participants are urged to consult with their tax advisors regarding the filing of this form.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL UNITED STATES TAX CONSIDERATIONS APPLICABLE TO PARTICIPANTS WITH RESPECT TO THE REINVESTMENT OF DIVIDENDS, ACQUISITION, OWNERSHIP, AND DISPOSITION OF COMMON SHARES. PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE UNITED STATES FEDERAL, STATE, AND LOCAL TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR OWN PARTICULAR CIRCUMSTANCES.

PLAN OF DISTRIBUTION

Subject to the discussion below, we will distribute Common Shares purchased under the Plan as described in this prospectus. Computershare will assist in the identification of shareholders, execute transactions in the Common Shares pursuant to the Plan and provide other related services, but will not be acting as an underwriter with respect to our Common Shares sold under the Plan. You will pay no brokerage commissions or trading or transaction fees on Common Shares purchased through the Plan with reinvested dividends or optional cash payments. However, you may be responsible for other fees and expenses, including brokerage commissions and trading and transaction fees, if you request that your Common Shares that are subject to the Plan be sold upon termination of your participation in the Plan.

Persons who acquire our Common Shares through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which such person would be entitled as a participant in the Plan, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of Common Shares so purchased.

Our major shareholders, directors, officers and members of our management, supervisory or administrative bodies may participate in the Plan.

From time to time, financial intermediaries, including brokers and dealers and other persons, may engage in positioning transactions in order to benefit from any discounts to the market price applicable to Common Shares purchased pursuant to the reinvestment of dividends under the Plan. Those transactions may cause fluctuations in the trading price and volume of our Common Shares. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of our Common Shares to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the Plan.

RECENT DEVELOPMENTS

On May 1, 2024, the Company received approval from the TSX to renew its normal course issuer bid (the “NCIB”), pursuant to which the Company may purchase for cancellation, on the open market at its discretion, during the period commencing May 4, 2024 and ending on the earlier of May 3, 2025 and the completion of the purchases under the NCIB, up to the lesser of: (i) 24,961,914 common shares, which is approximately 5% of the issued and outstanding common shares; and (ii) that number of common shares that can be purchased by the Company under the NCIB for an aggregate purchase price, excluding commissions, of not more than $500,000,000, subject to the normal terms and limitations of such bids. Purchases under the NCIB are expected to be made through the facilities of the TSX, the NYSE and alternative trading systems in Canada or the United States, at prevailing market prices. The NCIB will be funded using the Company’s existing cash resources, and any common shares repurchased under the NCIB will be cancelled.

CAPITALIZATION AND INDEBTEDNESS

The following table sets out the share capital and consolidated indebtedness of our company as of March 31, 2024. Because the actual number of Common Shares to be issued pursuant to the Plan cannot be determined, as adjusted data is not presented. The table below is not audited and should be read together with the detailed information and financial statements appearing in the documents incorporated by reference in this prospectus. The amounts in the table below are in millions of U.S. dollars.

As of March 31, 2024
(in millions US$) (IFRS basis)
Long-term debt:
Senior Notes
5.02% senior notes due 2024	$100
4.15% senior notes due 2025	$50
4.42% senior notes due 2025	$40
4.84% senior notes due 2026	$200
4.64% senior notes due 2027	$100
4.94% senior notes due 2028	$50
4.38% senior notes due 2028	$45
4.74% senior notes due 2029	$150
2.78% senior notes due 2030	$100
4.48% senior notes due 2030	$55
2.88% senior notes due 2032	$100
4.89% senior notes due 2032	$10
4.63% senior notes due 2033	$250
Term Loan Facility	$600
Total long-term debt	$1,850
Shareholders’ Equity:
Common shares	$18,398
Stock options	$205
Contributed surplus	$16
Retained Earnings	$1,110
Accumulated other comprehensive Income	$-87
Total shareholders’ equity	$19,642
Total Capitalization:	$21,492

DESCRIPTION OF COMMON SHARES

The Common Shares to be offered by this prospectus will be offered to our shareholders pursuant to participation in the Plan. Our Common Shares are currently listed on the TSX and the NYSE under the symbol “AEM”.

Our authorized share capital consists of an unlimited number of one class designated as Common Shares. The holders of the Common Shares are entitled to receive notice of any meetings of shareholders and may attend and vote at such meetings and are entitled to one vote per share. The holders of the Common Shares are also entitled to receive dividends if, as and when declared by our board of directors. In the event of our voluntary or involuntary liquidation, dissolution or winding-up, after payment of all outstanding debts, our remaining assets available for distribution would be distributed ratably to the holders of the Common Shares. Holders of the Common Shares have no pre-emptive, redemption, exchange or conversion rights. We may not create any class or series of shares or make any modification to the provisions attaching to our Common Shares without the affirmative vote of two-thirds of the votes cast by the holders of the Common Shares.

As of the close of business on June 12, 2024, there were 500,278,715 issued and outstanding Common Shares. The registrar and transfer agent for the Common Shares is Computershare, Toronto, Ontario.

EXPENSES

The expenses in connection with the issuance and distribution of the Common Shares being offered are as follows:

Securities and Exchange Commission Registration Fee	US	$56,899.80
Stock Exchange Listing Fees	US	$10,000
Accounting Fees*	US	$26,000
Legal Fees and Expenses*	US	$75,000
Total*	US	$167,899.8

*              Estimated

INDEMNIFICATION

In accordance with the Business Corporations Act (Ontario), our by-laws indemnify a director or officer, a former director or officer or a person who acts or acted at our request as a director or officer of a corporation in which we are or were a shareholder or creditor against any and all losses and expenses reasonably incurred by such person in respect of any civil, criminal, administrative action or proceeding to which he or she was made a party by reason of being or having been a director or officer of our company or such other corporation if he or she acted honestly and in good faith with a view to our best interests or, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, had reasonable grounds for believing that his or her conduct was lawful.

We maintain a policy of directors’ and officers’ liability insurance that insures our directors and officers for losses as a result of claims against them in their capacity as directors and officers and also reimburses us for payments made pursuant to the indemnity provisions under our by-laws and the Business Corporations Act (Ontario).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers and any persons who control us, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

Certain legal matters have been passed upon for us by Davies Ward Phillips & Vineberg LLP, New York, New York and Davies Ward Phillips & Vineberg LLP, Toronto, Ontario.

EXPERTS

The consolidated financial statements of the Company incorporated by reference from the 2023 Annual Report, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2023, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2023 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Certain information relating to the scientific and technical information included in our 2023 Annual Report, which is incorporated by reference into this prospectus, was prepared or reviewed by Robert Badiu, P.Geo., Claude Bolduc, P.Eng., Francois Bouchard, P.Geo., Denis Caron, Eng., Larry Connell, P.Eng., Vincent Dagenais, P.Eng., Jean-Francois Dupont, P.Eng., Dyane Duquette, P.Geo., Juan Figueroa, P.Geo., Patrick Fiset, Eng., Paul Andrew Fournier, P.Eng., Guy Gagnon, P.Eng., Dominique Girard, Eng., Guy Gosselin, Eng., P.Geo., Steven Gray, P.Geo., Nicole Houle, P.Geo., Dany Laflamme, Eng., Sylvie Lampron, P.Eng., Julie Larouche, P.Geo., Karl Leetmaa, P. Eng., Pascal Lehouiller, P.Geo., Andre Leite, P.Eng., Yanick Létourneau, P.Eng., Pierre McMullen, P. Eng., David Paquin Bilodeau, P.Geo., François Petrucci, P.Eng., David Pitre, P.Eng., P.Geo., Carol Plummer, Eng., Alexandre Proulx, Eng., Veronika Raizman, P.Geo., François Robichaud, Eng., Natasha Vaz, P.Eng., and Devin Wilson, P.Eng. (each, a “Qualified Person”), and has been included in reliance upon such individuals’ authority as experts.

As of the date of this prospectus, each Qualified Person owns beneficially, directly or indirectly, less than 1% of any outstanding class of securities of the Company.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers

Under the Business Corporations Act (Ontario), the Company may indemnify a present or former director or officer or person who acts or acted at the Company’s request as a director or officer of another corporation, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of his being or having been a director or officer of the Company or such other corporation on condition that (i) the director or officer acted honestly and in good faith with a view to the best interests of the Company, or, as the case may be, to the best interests of the other corporation for which the individual acted as a director or officer at the Company’s request and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. Further, the Company may, with court approval, indemnify a person described above in respect of an action by or on behalf of the Company to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or an officer of the Company, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfils conditions (i) and (ii) above. A director is entitled to indemnification from the Company as a matter of right if he was substantially successful on the merits in his defense and fulfilled conditions (i) and (ii) above.

In accordance with the Business Corporations Act (Ontario), the by-laws of the Company indemnify a director or officer, a former director or officer, or a person who acts or acted at a Company’s request as a director or officer of a corporation in which the Company is or was a shareholder or creditor against any and all losses and expenses reasonably incurred by him in respect of any civil, criminal, administrative action or proceeding to which he was made a party by reason of being or having been a director or officer of the Company or other corporation if he acted honestly and in good faith with a view to the best interests of the Company, or, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

A policy of directors’ and officers’ liability insurance is maintained by the Company which insures directors and officers for losses as a result of claims against the directors and officers of the Company in their capacity as directors and officers and also reimburses the Company for payments made pursuant to the indemnity provisions under the by-laws of the Company and the Business Corporations Act (Ontario).

Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy in the United States as expressed in the Securities Act and is therefore unenforceable.

Item 9.	Exhibits

The following exhibits have been filed as part of this registration statement:

Exhibit
Number	Description

4.1	Agnico Eagle Mines Limited Dividend Reinvestment and Share Purchase Plan, as amended July 27, 2011, July 25, 2012, August 20, 2013 and September 29, 2020
5.1	Opinion of Davies Ward Phillips & Vineberg LLP, Toronto, Ontario
8.1	Opinion of Davies Ward Phillips & Vineberg LLP, New York, New York
8.2	Opinion of Davies Ward Phillips & Vineberg LLP, Toronto, Ontario
23.1	Consent of Ernst & Young LLP, Toronto, Ontario
23.2	Consent of Davies Ward Phillips & Vineberg LLP, Toronto, Ontario (included in Exhibit 5.1)
23.3	Consent of Davies Ward Phillips & Vineberg LLP, New York, New York (included in Exhibit 8.1)

23.4	Consent of Davies Ward Phillips & Vineberg LLP, Toronto, Ontario (included in Exhibit 8.2)
23.5	Consent of Robert Badiu, P.Geo.
23.6	Consent of Claude Bolduc, P.Eng.
23.7	Consent of Francois Bouchard, P.Geo.
23.8	Consent of Denis Caron, Eng.
23.9	Consent of Larry Connell, P.Eng.
23.10	Consent of Vincent Dagenais, P.Eng.
23.11	Consent of Jean-Francois Dupont, P.Eng.
23.12	Consent of Dyane Duquette, P.Geo.
23.13	Consent of Juan Figueroa, P.Geo.
23.14	Consent of Patrick Fiset, Eng.
23.15	Consent of Paul Andrew Fournier, P.Eng.
23.16	Consent of Guy Gagnon, P.Eng.
23.17	Consent of Dominique Girard, Eng.
23.18	Consent of Guy Gosselin, Eng., P.Geo.
23.19	Consent of Steven Gray, P.Geo.
23.20	Consent of Nicole Houle, P.Geo.
23.21	Consent of Dany Laflamme, Eng.
23.22	Consent of Sylvie Lampron, P.Eng.
23.23	Consent of Julie Larouche, P.Geo.
23.24	Consent of Karl Leetmaa, P. Eng.
23.25	Consent of Pascal Lehouiller, P.Geo.
23.26	Consent of Andre Leite, P.Eng.
23.27	Consent of Yanick Létourneau, P.Eng.
23.28	Consent of Pierre McMullen, P. Eng.
23.29	Consent of David Paquin Bilodeau, P.Geo.
23.30	Consent of François Petrucci, P.Eng.
23.31	Consent of David Pitre, P.Eng., P.Geo.
23.32	Consent of Carol Plummer, Eng.
23.33	Consent of Alexandre Proulx, Eng.
23.34	Consent of Veronika Raizman, P.Geo.
23.35	Consent of François Robichaud, Eng.
23.36	Consent of Natasha Vaz, P.Eng.
23.37	Consent of Devin Wilson, P.Eng.
24.1	Powers of Attorney (included on the signature pages of this Registration Statement)
107	Filing Fee Table

Item 10.	Undertakings

The undersigned registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   To include any material information with respect to the Plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth above in paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)            To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)            That, for the purpose of determining liability under the Securities Act to any purchaser: if the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)            That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7)            That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Toronto, Province of Ontario, Country of Canada, on June 13, 2024.

AGNICO EAGLE MINES LIMITED (Registrant)

By:	/s/ Chris Vollmershausen
	Name:	Chris Vollmershausen
	Title:	Executive Vice-President, Legal, General Counsel & Corporate Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ammar Al-Joundi, Chris Vollmershausen and Sean Boyd, and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, and hereby grants to said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on June 13, 2024.

Name	Title	Date

/s/ Ammar Al-Joundi	President and Chief Executive Officer, Director (Principal Executive Officer)	June 13, 2024
Ammar Al-Joundi

/s/ Jamie Porter	Executive Vice-President, Finance and Chief Financial Officer (Principal Financial Officer and Accounting Officer)	June 13, 2024
Jamie Porter

/s/ Sean Boyd	Chair	June 13, 2024
Sean Boyd

/s/ Leona Aglukkaq	Director	June 13, 2024
Leona Aglukkaq

/s/ Martine A. Celej	Director	June 13, 2024
Martine A. Celej

/s/ Jonathan Gill	Director	June 13, 2024
Jonathan Gill

/s/ Peter Grosskopf	Director	June 13, 2024
Peter Grosskopf

/s/ Elizabeth Lewis-Gray	Director	June 13, 2024
Elizabeth Lewis-Gray

/s/ J. Merfyn Roberts	Director	June 13, 2024
J. Merfyn Roberts

/s/ Jeffrey Parr	Director	June 13, 2024
Jeffrey Parr

/s/ Deborah McCombe	Director	June 13, 2024
Deborah McCombe

/s/ Jamie Sokalsky	Director	June 13, 2024
Jamie Sokalsky

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Agnico Eagle Mines Limited in the United States, on this 13th day of June 2024.

AGNICO EAGLE (USA) LIMITED

By:	/s/ Chris Vollmershausen
	Name:	Chris Vollmershausen
	Title:	Authorized Signatory

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Agnico Eagle Mines Limited Dividend Reinvestment and Share Purchase Plan, as amended July 27, 2011, July 25, 2012, August 20, 2013 and September 29, 2020
5.1	Opinion of Davies Ward Phillips & Vineberg LLP, Toronto, Ontario
8.1	Opinion of Davies Ward Phillips & Vineberg LLP, New York, New York
8.2	Opinion of Davies Ward Phillips & Vineberg LLP, Toronto, Ontario
23.1	Consent of Ernst & Young LLP, Toronto, Ontario
23.2	Consent of Davies Ward Phillips & Vineberg LLP, Toronto, Ontario (included in Exhibit 5.1)
23.3	Consent of Davies Ward Phillips & Vineberg LLP, New York, New York (included in Exhibit 8.1)
23.4	Consent of Davies Ward Phillips & Vineberg LLP, Toronto, Ontario (included in Exhibit 8.2)
23.5	Consent of Robert Badiu, P.Geo.
23.6	Consent of Claude Bolduc, P.Eng.
23.7	Consent of Francois Bouchard, P.Geo.
23.8	Consent of Denis Caron, Eng.
23.9	Consent of Larry Connell, P.Eng.
23.10	Consent of Vincent Dagenais, P.Eng.
23.11	Consent of Jean-Francois Dupont, P.Eng.
23.12	Consent of Dyane Duquette, P.Geo.
23.13	Consent of Juan Figueroa, P.Geo.
23.14	Consent of Patrick Fiset, Eng.
23.15	Consent of Paul Andrew Fournier, P.Eng.
23.16	Consent of Guy Gagnon, P.Eng.
23.17	Consent of Dominique Girard, Eng.
23.18	Consent of Guy Gosselin, Eng., P.Geo.
23.19	Consent of Steven Gray, P.Geo.
23.20	Consent of Nicole Houle, P.Geo.
23.21	Consent of Dany Laflamme, Eng.
23.22	Consent of Sylvie Lampron, P.Eng.
23.23	Consent of Julie Larouche, P.Geo.
23.24	Consent of Karl Leetmaa, P. Eng.
23.25	Consent of Pascal Lehouiller, P.Geo.
23.26	Consent of Andre Leite, P.Eng.
23.27	Consent of Yanick Létourneau, P.Eng.
23.28	Consent of Pierre McMullen, P. Eng.

23.29	Consent of David Paquin Bilodeau, P.Geo.
23.30	Consent of François Petrucci, P.Eng.
23.31	Consent of David Pitre, P.Eng., P.Geo.
23.32	Consent of Carol Plummer, Eng.
23.33	Consent of Alexandre Proulx, Eng.
23.34	Consent of Veronika Raizman, P.Geo.
23.35	Consent of François Robichaud, Eng.
23.36	Consent of Natasha Vaz, P.Eng.
23.37	Consent of Devin Wilson, P.Eng.
24.1	Powers of Attorney (included on the signature pages of this Registration Statement)
107	Filing Fee Table